EXHIBIT 5.1

July 24, 2000

Hypertension Diagnostics, Inc.
2915 Waters Road
Suite 108
Eagan, MN 55121-1562

      Re:      Opinion of Counsel as to Legality of 1,150,000 shares of Common Stock to be Registered under the                  Securities Act of 1933

Ladies and Gentlemen:

      This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 1,150,000 shares of Common Stock, $.01 par value per share, of Hypertension Diagnostics, Inc. (the “Company”) offered pursuant to the 1995 Long-Term Incentive and Stock Option Plan (the “1995 Plan”) and the 1998 Stock Option Plan (the “1998 Plan”).

      As counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 1,150,000 shares of Common Stock to be offered by the Company under the 1995 Plan and the 1998 Plan will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

      The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

Very truly yours,

LINDQUIST & VENNUM P.L.L.P.

/s/ Lindquist & Vennum P.L.L.P.

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